AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment is an amendment to the Transfer Agency and Service Agreement between The Bank of New York Mellon (“BNY Mellon”) and The Alger ETF Trust (the “Trust”) dated as of June 1, 2023 (the “Agreement”).

The effective date of this Amendment is as of March 28, 2024.

Intending to be legally bound, BNY Mellon and the Trust hereby agree as follows:

1.	Appendix A of the Agreement is hereby amended and restated in its entirety as set forth in Appendix A to this Amendment.

2.

The parties hereto expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation, or symbol of a signature into an electronic copy of this Amendment by electronic, digital, or other technological methods. Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, will constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Each party hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:

The Alger ETF Trust		The Bank Of New York Mellon
By:	/s/ Tina Payne	By:	/s/ Allison Gardner
Name:	Tina Payne	Name:	Allison Gardner
Title:	Secretary	Title:	Senior Vice President

APPENDIX A

Funds/Creation Units

Name of Fund	Shares Per Creation Unit
Alger 35 ETF	12,500
Alger Mid Cap 40 ETF	12,500
Alger Weatherbie Enduring Growth ETF	12,500
Alger Concentrated Equity ETF	12,500
Alger AI Enablers & Adopters ETF	12,500

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